Exhibit 21

SUBSIDIARIES OF UNIZAN FINANCIAL CORP.

Registrant		Percent of Ownership
I. Unizan Financial Corp.
A.	Unizan Bank, National Association	100%
B.	Unizan Financial Services Group, National Association	100%
C.	Unizan Banc Financial Services, Inc.	100%
D.	Unizan Financial Advisors, Inc. (1)	100%
E.	Unizan Title Services, Inc. (inactive)	100%
F.	BFOH Capital Trust I	100%
G.	Unizan, Inc.	100%
H.	Unizan Mortgage Corp. (inactive)	100%
I.	Unizan Financial Management Group, Inc. (inactive)	100%

(1)	100% ownership transferred to Unizan Bank, National Association on February 7, 2005.